Exhibit 4.3

FORM OF 2026 SENIOR CALLABLE FIXED-TO-FIXED RATE SENIOR GLOBAL NOTE

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

CUSIP No.539439AV1
ISIN No. US539439AV19
Common Code: 211390930

LLOYDS BANKING GROUP plc

2.438% SENIOR CALLABLE FIXED-TO-FIXED RATE NOTE DUE 2026

No. [•]	$[•]

LLOYDS BANKING GROUP plc (herein called the “Company,” which term includes any successor person under the Indenture (as defined on the reverse hereof)), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of $[•] ([•] dollars) on February 5, 2026 (the “Maturity Date”) or on such earlier date as the principal hereof may become due in accordance with the terms hereof and to pay interest thereon (i) from, and including, the date of issuance hereof to, but excluding, February 5, 2025, semi-annually in arrears on the Initial Fixed Rate Interest Payment Dates (as defined on the reverse hereof) and (ii) from, and including, February 5, 2025 to, but excluding, February 5, 2026, semi-annually in arrears on the Reset Rate Interest Payment Dates (as defined in the reverse hereof). Interest so payable on any Interest Payment Date (as defined on the reverse hereof) shall be paid to the Holder in whose name this Senior Note is registered on the 15th calendar day immediately preceding the relevant Interest Payment Date, whether or not such day is a Business Day, as defined in the Indenture (each a “Regular Record Date”). If (i) the Company fails to pay any installment of interest on this Senior Note on or before its Interest Payment Date and such failure continues for 14 days or (ii) the Company fails to pay all or any part of the principal of this Senior Note on any date on which such principal shall otherwise have become due and payable, whether upon redemption or otherwise, and such failure continues for seven days (each of (i) and (ii), a “Default”), the Trustee may commence a proceeding for the winding up of the Company, provided that the Trustee may not, upon the occurrence of a Default, declare the principal amount of any of the Outstanding Senior Notes to be due and payable.

As set forth on the reverse hereof, interest shall accrue on this Senior Note from day to day from the date of issuance hereof until the principal amount hereof is paid or made available for payment.

Payments of interest on this Senior Note shall be computed on the basis of a 360-day year divided into twelve months of 30 days each and, in the case of an incomplete month, the actual number of days elapsed in such period.

Payment of the principal amount of (and premium, if any) and any interest on, this Senior Note will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Such payment shall be made to the Holder including through a Paying Agent of the Company outside the United Kingdom for collection by the Holder. If the date for payment of the principal amount hereof (and premium, if any) or interest thereon is not a Business Day, then (subject as provided in the Indenture) such payment shall be made on the next succeeding Business Day with the same force and effect as if made on such date for payment and without any interest or other payment in respect of such delay.

Prior to due presentment of this Senior Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Senior Note is registered as the owner of such Senior Note for the purpose of receiving payment of principal and interest, if any, on such Senior Note and for all other purposes whatsoever, whether or not such Senior Note be overdue, and neither the Company, the Trustee nor any agent of the Company or the Trustee shall be affected by notice to the contrary.

Reference is hereby made to the further provisions of this Senior Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Senior Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Notwithstanding any other agreements, arrangements, or understandings between the Company and any Holder or Beneficial Owner of this Senior Note, by purchasing or acquiring this Senior Note, each Holder (including each Beneficial Owner) of this Senior Note acknowledges, accepts, agrees to be bound by and consents to the exercise of any U.K. bail-in power (as defined below) by the relevant U.K. resolution authority that may result in (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, this Senior Note; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, this Senior Note into shares or other securities or other obligations of the Company or another person; and/or (iii) the amendment or alteration of the maturity of this Senior Note, or amendment of the amount of interest due on this

Senior Note, or the dates on which interest becomes payable, including by suspending payment for a temporary period; which U.K. bail-in power may be exercised by means of variation of the terms of this Senior Note solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. bail-in power. Each Holder and Beneficial Owner of this Senior Note further acknowledges and agrees that the rights of the Holders and/or Beneficial Owners under this Senior Note are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. bail-in power by the relevant U.K. resolution authority.

For these purposes, a “U.K. bail-in power” is any write-down, conversion, transfer, modification or suspension power existing from time to time under any laws, regulations, rules or requirements relating to the resolution of banks, banking group companies, credit institutions and/or investment firms incorporated in the United Kingdom in effect and applicable in the United Kingdom to the Company and the Group, including but not limited to any such laws, regulations, rules or requirements which are implemented, adopted or enacted within the context of a European Union directive or regulation of the European Parliament and of the Council establishing a framework for the recovery and resolution of credit institutions and investment firms and/or within the context of a U.K. resolution regime under the U.K. Banking Act 2009 as the same has been or may be amended from time to time (whether pursuant to the U.K. Financial Services (Banking Reform) Act 2013, secondary legislation or otherwise), pursuant to which any obligations of a bank, banking group company, credit institution or investment firm or any of its affiliates can be reduced, cancelled, modified, transferred and/or converted into shares or other securities or obligations of the obligor or any other person (or suspended for a temporary period) or pursuant to which any right in a contract governing such obligations may be deemed to have been exercised. A reference to the “relevant U.K. resolution authority” is to any authority with the ability to exercise a U.K. bail-in power.

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IN WITNESS WHEREOF, the Company has caused this Senior Note to be duly executed.

Dated:

LLOYDS BANKING GROUP PLC

Name:
Title:

[Global Note Signature Page]

CERTIFICATE OF AUTHENTICATION

This is one of the Senior Notes of the series designated herein referred to in the within-mentioned Indenture.

Dated:

THE BANK OF NEW YORK MELLON, LONDON BRANCH, as Trustee

By:
Authorized Signatory

[Global Note Signature Page]

[REVERSE OF SECURITY]

This Senior Note is one of a duly authorized issue of securities of the Company (herein called the “Senior Notes”) issued and to be issued in one or more series under a Senior Debt Securities Indenture, dated as of July 6, 2010 (herein called the “Senior Indenture”), among the Company, as issuer, and The Bank of New York Mellon, acting through its London Branch as trustee (herein called the “Trustee,” which term includes any successor trustee under the Senior Indenture), as supplemented by the Tenth Supplemental Indenture dated as of February 5, 2020, among the Company and the Trustee (the “Tenth Supplemental Indenture”, and, together with the Senior Indenture, the “Indenture”) to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Senior Notes and of the terms upon which the Senior Notes are, and are to be, authenticated and delivered.

This Senior Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to $1,000,000,000. The Company may, without the consent of the Holders of the Senior Notes, issue additional notes having the same ranking and interest rate, maturity date, redemption terms and other terms as the Senior Notes except for the price to the public, issue date and first interest payment date, provided that such additional notes must be fungible with the outstanding Senior Notes for U.S. federal income tax purposes. Any such Senior Notes, together with this Senior Note, will constitute a single series of securities under the Indenture. The Senior Notes will initially be issued in the form of one or more global Senior Notes (each, a “Global Senior Note”). Except as provided in the Indenture, a Global Senior Note shall not be exchangeable for one or more definitive Senior Notes.

The Senior Notes of this series will constitute direct, unconditional, unsecured and unsubordinated obligations of the Company, as described herein, and will rank pari passu and without any preference among themselves and at least pari passu with all of the Company’s other outstanding unsecured and unsubordinated obligations, present and future subject to such exceptions as may be provided by mandatory provisions of applicable law.

During the period from, and including, February 5, 2020 to, but excluding, February 5, 2025 (the “Initial Fixed Rate Period”), interest shall accrue from the Issue Date at a fixed rate of 2.438% per annum. Interest accrued during the Initial Fixed Rate Period shall be payable semi-annually in arrears on February 5 and August 5 of each year (each, a “Fixed Rate Interest Payment Date”), commencing on August 5, 2020.

During the period from, and including, February 5, 2025 to, but excluding, February 5, 2026 (the “Reset Fixed Rate Period”), interest shall accrue at a fixed annual rate equal to the applicable U.S. Treasury Rate (as defined below) as determined by the Calculation Agent (as defined below) on the Reset Determination Date (as defined below), plus 100.0 basis points. Interest accrued on the Senior Notes during the Reset Fixed Rate Period will be payable semi-annually in arrears on August 5, 2025 and

February 5, 2026 (each a “Reset Rate Interest Payment Date”, and together with the Fixed Rate Interest Payment Dates, the “Interest Payment Dates”).

Interest during the Initial Fixed Rate Period shall be calculated on the basis of a 360-day year divided into twelve months of 30 days each and, in the case of an incomplete month, on the basis of the actual number of days elapsed in such period. If any scheduled Fixed Rate Interest Payment Date is not a Business Day, the Company shall pay interest on the next Business Day, but interest on that payment shall not accrue during the period from and after such scheduled Fixed Rate Interest Payment Date.

Interest during the Reset Fixed Rate Period shall be calculated on the basis of a 360-day year consisting of twelve 30-day months and, in the case of an incomplete month, on the basis of the actual number of days elapsed in such period. The interest rate during the Reset Fixed Rate Period will be reset on the Reset Determination Date. If any scheduled Reset Rate Interest Payment Date is not a Business Day, interest will be paid on the next Business Day, but interest on that payment will not accrue during the period from and after such scheduled Reset Rate Interest Payment Date.

The U.S. Treasury Rate shall be determined by The Bank of New York Mellon, London Branch as calculation agent (the “Calculation Agent”).

“U.S. Treasury Rate” means, with respect to the Reset Date, the rate per annum equal to: (1) the yield on actively traded U.S. Treasury securities adjusted to constant maturity for one-year maturities on the Reset Determination Date and appearing under the caption “Treasury constant maturities” on the Reset Determination Date in the applicable most recently published statistical release designated “H.15 Daily Update”, or any successor publication that is published by the Board of Governors of the Federal Reserve System that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity, under the caption “Treasury Constant Maturities”, for the maturity of one year; or (2) if such release (or any successor release) is not published on the Reset Determination Date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the Reset Date.

If the U.S. Treasury Rate cannot be determined, for whatever reason, as described under (1) or (2) above, “U.S. Treasury Rate” means the rate in percentage per annum as notified by the Calculation Agent to the Company equal to the yield on U.S. Treasury securities having a maturity of one year as set forth in the most recently published statistical release designated “H.15 Daily Update” under the caption “Treasury constant maturities” (or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury constant maturities” for the maturity of one year) on the Reset Determination Date.

“Comparable Treasury Issue” means, with respect to the Reset Fixed Rate Period, the U.S. Treasury security or securities selected by the Company with a maturity date on or about the last day of the Reset Fixed Rate Period and that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities denominated in U.S. dollars and having a maturity of one year.

“Comparable Treasury Price” means, with respect to the Reset Date, (i) the arithmetic average of the Reference Treasury Dealer Quotations for the Reset Date (calculated on the Reset Determination Date preceding the Reset Date), after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if fewer than five such Reference Treasury Dealer Quotations are received, the arithmetic average of all such quotations, or (iii) if fewer than two such Reference Treasury Dealer Quotations are received, then such Reference Treasury Dealer Quotations as quoted in writing to the Calculation Agent by a Reference Treasury Dealer.

“Reference Treasury Dealer” means each of up to five banks selected by the Company (following, where practicable, consultation with the Calculation Agent), or if the affiliates of such banks, which are (i) primary U.S. Treasury securities dealers, and their respective successors, or (ii) market makers in pricing corporate bond issues denominated in U.S. dollars.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and the Reset Date, the arithmetic average, as determined by the Calculation Agent, of the bid and offered prices for the applicable Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, at 11:00 a.m. (New York City time), on the Reset Determination Date.

“Reset Determination Date” means the second Business Day immediately preceding the Reset Date.

All calculations of the Calculation Agent, in the absence of manifest error, shall be conclusive for all purposes and binding on the Company, the Trustee, the Paying Agent and on the Holders of the Senior Notes.

All percentages resulting from any of the above calculations shall be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations shall be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the Senior Notes during the Reset Fixed Rate Period will in no event be higher than the maximum rate permitted by law or lower than 0% per annum.

By its acquisition of Senior Notes or an interest therein, each holder and beneficial owner of Senior Notes and each subsequent holder and beneficial owner waives any and all claims in law and/or equity against the Trustee, the Calculation Agent or any paying agent for, agrees not to initiate a suit against the Trustee, the Calculation Agent and any paying agent in respect of, and agrees that none of the Trustee, the

Calculation Agent or any paying agent will be liable for, any action that the Trustee, the Calculation Agent or any paying agent, as the case may be, takes, or abstains from taking, in each case in accordance with this section or any losses suffered in connection therewith.

Subject to Section 11.11 of the Tenth Supplemental Indenture and on at least 5 Business Days but no more than 30 Business Days’ prior written notice delivered to the Holders of the Senior Notes, the Company may in its sole discretion (but subject to, if and to the extent then required by the Relevant Regulator or the Loss Absorption Regulations, our giving notice to the Relevant Regulator and the Relevant Regulator granting us permission) redeem, the Senior Notes, in whole, but not in part, on February 5, 2025 at a redemption price equal to 100% of the principal amount of the Senior Notes being redeemed plus any accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption.

If an Event of Default with respect to the Senior Notes of this series shall have occurred and be continuing, the Trustee or the Holder or Holders of not less than 25% in aggregate principal amount of the Outstanding Senior Notes of this series may declare the principal amount of, and any accrued interest on, all the Senior Notes to be due and payable immediately, in the manner, with the effect and subject to the conditions provided in the Indenture.

Except as otherwise provided in Article 5 of the Senior Indenture, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of Holders of Senior Notes by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in the Indenture or in aid of the exercise of any power granted herein, or to enforce any other legal or equitable right vested in the Trustee by the Indenture or by law, provided, however, that the Company shall not, as a result of the bringing of such judicial proceedings, be required to pay any amount representing or measured by reference to the principal of, or any interest on, the Senior Notes prior to any date on which the principal of, or any interest on, the Senior Notes would have otherwise been payable by the Company.

If a Default occurs, the Trustee may commence a proceeding for the winding-up of the Company and/or prove in a winding-up of the Company, provided that the Trustee may not, upon the occurrence of a Default, declare the principal amount of any of the Outstanding Senior Notes to be due and payable.

Failure to make any payment in respect of this Senior Note shall not be a Default if such payment is withheld or refused and an Opinion of Counsel is delivered to the Trustee concluding that such sums were not paid in order to comply with any fiscal or other law or regulation or with the order of any court of competent jurisdiction, provided, however, that the Trustee may by notice to the Company require the Company to take such action (including but not limited to proceedings for a declaration by a court of competent jurisdiction) as the Trustee may be advised in an Opinion of Counsel, upon which opinion the Trustee may conclusively rely, is appropriate and reasonable in the circumstances to resolve such doubt, in which case the Company shall forthwith take and expeditiously proceed with such action and shall be bound by any final resolution of the doubt resulting therefrom. If any such action results in a determination that the relevant payment can be made without violating any applicable law, regulation or order then the provisions of the preceding sentence shall cease to have effect and the payment shall become due and payable on the expiration of 14 days (in the case of payments under Section 5.03(a) of the Senior Indenture) or seven days (in the case of payments under Section 5.03(b) of the Senior Indenture) after the Trustee gives written notice to the Company informing it of such resolution.

Subject to applicable law, no Holder may exercise or claim any right of set-off, counterclaim, combination of accounts, compensation or retention in respect of any amount owed to it by the Company arising under or in connection with the Senior Notes. The Holders of Senior Notes by their acceptance thereof will be deemed to have waived any right of set-off, counterclaim, combination of accounts, compensation and retention with respect to the Senior Notes or the Senior Indenture (or between the obligations under or in respect of the Senior Notes and any liability owed by a Holder to the Company) that they might otherwise have against the Company.

No remedy against the Company other than as referred to in Article 5 of the Senior Indenture shall be available to the Trustee or the Holders, whether for the recovery of amounts owing in respect of the Senior Notes or under the Indenture or in respect of any breach by the Company of any of its other obligations under or in respect of the Senior Notes or under the Senior Indenture, except that the Trustee and the Holders shall have such rights and powers as they are required to have under the Trust Indenture Act.

Amounts to be paid on the Senior Notes of this Series will be made without deduction or withholding for, or on account of, any and all present and future income, stamp and other taxes, levies, imposts, duties, charges or fees, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any political subdivision or authority thereof or therein having the power to tax (the “Taxing Jurisdiction”), unless such deduction or withholding is required by law. If at any time a Taxing Jurisdiction requires the Company to make such deduction or withholding, the Company will pay additional amounts with respect to the principal of, and interest and any other payments on, the Senior Notes of this series (“Additional Amounts”) that are necessary in order that the net amounts paid to the Holders, after the deduction or withholding, shall equal the amounts which would have been payable on the Senior Notes if the deduction or withholding had not been required. However, this will not apply to any such tax, levy, impost, duty, charge or fee, which would not have been deducted or withheld but for the fact that:

(i) the Holder or the Beneficial Owner of a Senior Note is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or is physically present in, the Taxing Jurisdiction or otherwise has some connection with the Taxing Jurisdiction other than the holding or ownership of a Senior Note, or the collection of any payment of (or in respect of) principal of, or interest or other payments on, any Senior Note,

(ii) except in the case of winding-up in the United Kingdom, the relevant Senior Note is presented (where presentation is required) for payment in the United Kingdom,

(iii) the relevant Senior Note is presented (where presentation is required) for payment more than 30 days after the date payment became due or was provided for, whichever is later, except to the extent that the Holder would have been entitled to the Additional Amounts on presenting the same for payment at the close of that 30 day period,

(iv) the Holder or the Beneficial Owner of the relevant Senior Note or the Beneficial Owner of any payment of (or in respect of) principal of, or interest or other payments on, the Senior Note failed to comply with a request of the Company or its liquidator or other authorized person addressed to the Holder (x) to provide information concerning the nationality, residence or identity of the Holder or such Beneficial Owner or (y) to make any declaration or other similar claim to satisfy any requirement, which in the case of (x) or (y), is required or imposed by a statute, treaty, regulation or administrative practice of the Taxing Jurisdiction as a precondition to exemption from all or part of the tax, levy, impost, duty, charge or fee,

(v) the deduction or withholding is imposed by reason of any agreement with the U.S. Internal Revenue Service in connection with Sections 1471-1474 of the U.S. Internal Revenue Code and the U.S. Treasury regulations thereunder (“FATCA”), any intergovernmental agreement between the United States and the United Kingdom or any other jurisdiction with respect to FATCA, or any law, regulation or other official guidance enacted in any jurisdiction implementing, or relating to, FATCA or any intergovernmental agreement; or

(vi) any combination of clauses (i) through (v) above,

nor shall Additional Amounts be paid with respect to the principal of, or any interest or other payments on, the Senior Notes to any Holder who is a fiduciary or partnership or any person other than the sole Beneficial Owner of such payment to the extent such payment would be required by the laws of any Taxing Jurisdiction to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a Beneficial Owner who would not have been entitled to such Additional Amounts, had it been the Holder. With respect to any deduction or withholding made by any of the Company, the Trustee, the Paying Agent or another withholding agent from any amount payable on, or in respect of, the Senior Notes in the events described in clauses (i) through (vi) above, the amounts so deducted or withheld shall be treated as having been paid to the holder of the Senior Notes, and no additional amounts will be paid on account of any such deduction or withholding. None of the Company, the Trustee, the Paying Agent or another withholding agent shall have any liability in connection with their compliance with any such withholding obligation under applicable law.

References herein to the payment of the principal of or interest or other payments on the Senior Notes shall be deemed to include mention of the payment of Additional

Amounts provided for in the foregoing paragraph to the extent that, in such context, Additional Amounts are, were or would be payable under the foregoing provisions.

In addition to the Company’s right to redeem the Senior Notes on February 5, 2025, the Senior Notes of this series are redeemable, as a whole but not in part, at the option of the Company (subject to, if and to the extent required by the Relevant Regulator or the Loss Absorption Regulations, the Company giving notice to the Relevant Regulator and the Relevant Regulator granting the Company permission), on not less than 30 nor more than 60 days’ notice, on any Payment Date, at a redemption price equal to 100% of the principal amount, together with accrued but unpaid interest, in respect of the Senior Notes to the date fixed for redemption, if, at any time, the Company shall determine that as a result of a change in or amendment to the laws or regulations of the Taxing Jurisdiction (including any treaty to which such Taxing Jurisdiction is a party), or any change in the application or interpretation of such laws or regulations (including a decision of any court or tribunal) which change or amendment becomes effective on or after February 5, 2020:

(a) in making payment under the Senior Notes the Company has or will or would on the next Payment Date become obligated to pay Additional Amounts;

(b) the payment of interest on the next Payment Date in respect of the Senior Notes would be treated as a “distribution” within the meaning of Chapter 2 of Part 23 of the Corporation Tax Act 2010 of the United Kingdom (or any statutory modification or re-enactment thereof for the time being); or

(c) on the next Payment Date the Company would not be entitled to claim a deduction in respect of such payment of interest in computing its United Kingdom taxation liabilities (or the value of such deduction to the Company would be materially reduced).

In any case where the Company shall determine that, in accordance with Section 11.08 of the Senior Indenture, it is entitled to redeem the Senior Notes of this series, the Company shall be required to deliver to the Trustee prior to the giving of any notice of redemption (i) a written legal opinion of independent United Kingdom counsel of recognized standing (selected by the Company) in a form satisfactory to the Trustee confirming that the relevant change or amendment has occurred and that the Company is entitled to exercise its right of redemption and (ii) an Officer’s Certificate, evidencing compliance with such provisions and stating that it is entitled to redeem the Senior Notes pursuant to the terms of the Senior Notes.

The Company may, at the Company’s option (but subject to, if and to the extent then required by the Relevant Regulator or the Loss Absorption Regulations, the Company giving notice to the Relevant Regulator and the Relevant Regulator granting the Company permission), having given not less than 30 nor more than 60 days’ notice to holders, redeem all but not some only of the Senior Notes outstanding at any time at 100% of their principal amount together with any accrued but unpaid interest to the date of redemption, if immediately prior to the giving of the notice referred to above, the

Company satisfies the Trustee that a Loss Absorption Disqualification Event has occurred. Any redemption or purchase of Senior Notes (other than redemption on the relevant maturity date), and any modification to the terms of the Senior Notes or any indenture relating thereto, is subject to, if and to the extent then required by the Relevant Regulator or the Loss Absorption Regulations, the Company giving notice to the Relevant Regulator and the Relevant Regulator granting the Company permission therefor and otherwise to compliance with the Loss Absorption Regulations if and to the extent then required thereunder.

If the Company elects to redeem the Senior Notes of this series, the Senior Notes will cease to accrue interest from the date of redemption, provided the redemption price has been paid in accordance with the Indenture.

Upon payment of (i) the amount of principal (and premium, if any) so declared due and payable and (ii) accrued and unpaid interest, all of the Company’s obligations in respect of the payment of the principal of (and premium, if any), and accrued and unpaid interest on, the Senior Notes of this series shall terminate.

Notwithstanding any other agreements, arrangements, or understandings between the Company and any Holder or Beneficial Owner of this Senior Note, by purchasing or acquiring this Senior Note, each Holder (including each Beneficial Owner) of this Senior Note acknowledges, accepts, agrees to be bound by and consents to the exercise of any U.K. bail-in power by the relevant U.K. resolution authority that may result in (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, the Senior Notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, the Senior Notes into shares or other securities or other obligations of the Company or another person; and/or (iii) the amendment or alteration of the maturity of the Senior Notes, or amendment of the amount of interest due on the Senior Notes, or the dates on which interest becomes payable, including by suspending payment for a temporary period; which U.K. bail-in power may be exercised by means of variation of the terms of the Senior Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. bail-in power. Each Holder and Beneficial Owner of the Senior Notes further acknowledges and agrees that the rights of the Holders and/or Beneficial Owners under the Senior Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. bail-in power by the relevant U.K. resolution authority.

By purchasing or acquiring the Senior Notes, each Holder and Beneficial Owner of the Senior Notes:

(i) acknowledges and agrees that the exercise of the U.K. bail-in power by the relevant U.K. resolution authority in respect of the Senior Notes shall not give rise to a default or an Event of Default for purposes of Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act;

(ii) to the extent permitted by the Trust Indenture Act, waives any and all claims against the Trustee for, agrees not to initiate a suit against the Trustee in respect of, and agrees that the Trustee shall not be liable for, any action that the Trustee takes, or abstains from taking, in either case in accordance with the exercise of the U.K. bail-in power by the relevant U.K. resolution authority with respect to the Senior Notes; and

(iii) acknowledges and agrees that, upon the exercise of any U.K. bail-in power by the relevant U.K. resolution authority, (a) the Trustee shall not be required to take any further directions from Holders of the Senior Notes under Section 5.12 of the Senior Indenture, and (b) neither the Senior Indenture nor the Tenth Supplemental Indenture shall impose any duties upon the Trustee whatsoever with respect to the exercise of any U.K. bail-in power by the relevant U.K. resolution authority. Notwithstanding the foregoing, if, following the completion of the exercise of the U.K. bail-in power by the relevant U.K. resolution authority, any of the Senior Notes remain outstanding (for example, if the exercise of the U.K. bail-in power results in only a partial write-down of the principal of the Senior Notes), then the Trustee’s duties under the Indenture shall remain applicable with respect to the Senior Notes following such completion to the extent that the Company and the Trustee shall agree pursuant to a supplemental indenture or an amendment to the Tenth Supplemental Indenture.

By purchasing or acquiring the Senior Notes, each Holder and Beneficial Owner that acquires its Senior Notes in the secondary market shall be deemed to acknowledge and agree to be bound by and consent to the same provisions specified in the Indenture to the same extent as the Holders and Beneficial Owners of the Senior Notes that acquire the Senior Notes upon their initial issuance, including, without limitation, with respect to the acknowledgement and agreement to be bound by and consent to the terms of the Senior Notes related to the U.K. bail-in power.

By purchasing or acquiring the Senior Notes, each Holder and Beneficial Owner shall be deemed to have (i) consented to the exercise of any U.K. bail-in power as it may be imposed without any prior notice by the relevant U.K. resolution authority of its decision to exercise such power with respect to the Senior Notes and (ii) authorized, directed and requested DTC and any direct participant in DTC or other intermediary through which it holds such Senior Notes to take any and all necessary action, if required, to implement the exercise of any U.K. bail-in power with respect to the Senior Notes as it may be imposed, without any further action or direction on the part of such Holder or Beneficial Owner or the Trustee.

No repayment of the principal amount of the Senior Notes or payment of interest on the Senior Notes shall become due and payable after the exercise of any U.K. bail-in power by the relevant U.K. resolution authority unless, at the time that such repayment or payment, respectively, is scheduled to become due, such repayment or payment would be permitted to be made by the Company under the laws and regulations of the United Kingdom and the European Union applicable to the Company and the Group.

Upon the exercise of the U.K. bail-in power by the relevant U.K. resolution authority with respect to the Senior Notes, the Company shall provide a written notice to DTC as soon as practicable regarding such exercise of the U.K. bail-in power for purposes of notifying Holders of such occurrence. The Company shall also deliver a copy of such notice to the Trustee for information purposes.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Senior Notes to be affected thereby by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Senior Notes at the time outstanding of each such series. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the outstanding Senior Notes, on behalf of the Holders of all Senior Notes of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Senior Note shall be conclusive and binding upon such Holder and upon all future Holders of this Senior Note and of any Senior Note issued in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Senior Note.

No reference herein to the Indenture and no provision of this Senior Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay, if and when due and payable, the principal of (and premium, if any) and interest on, this Senior Note at the times, place and rate, and in the coin or currency, herein prescribed.

As set forth in, and subject to, the provisions of the Indenture, no Holder of the Senior Notes will have the right to institute any proceeding with respect to the Indenture, this Senior Note or any remedy thereunder; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal or interest as and when the same shall have become due and payable in accordance with the terms hereof and the Indenture.

No reference herein to the Indenture and no provision of this Senior Note or of the Indenture shall alter or impair the right of the Holder of this Senior Note, which is absolute and unconditional, to receive payment of the principal of (and premium, if any) and interest on, this Senior Note when due and payable in accordance with the provisions of this Senior Note and the Indenture.

This Senior Note will be governed by the laws of the State of New York.

Unless otherwise defined herein, all terms used in this Senior Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

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